Exhibit 3.3

ARTICLES OF ORGANIZATION

OF

M&I LLC

These Articles of Organization are executed by the undersigned for the purpose of forming a Wisconsin limited liability company under Chapter 183 of the Wisconsin Statutes:

ARTICLE I

The name of the limited liability company is M&I LLC.

ARTICLE II

The street address of the initial registered office is 780 North Water Street, Milwaukee, Wisconsin 53202.

ARTICLE III

The name of the initial registered agent at the above registered office is G&K Wisconsin Services, LLC.

ARTICLE IV

Management of the limited liability company shall be vested in its manager.

ARTICLE V

The name and complete address of the organizer is G&K Wisconsin Services, LLC, 780 North Water Street, Milwaukee, Wisconsin 53202-3590.

Executed this 1st day of November, 2007.

G&K WISCONSIN SERVICES, LLC

By:	/s/ Matthew V. Burkert
Matthew V. Burkert, Assistant Secretary

This document was drafted by:

Matthew V. Burkert

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, WI 53202-3590